                                                                      EXHIBIT 12

                          Forman Petroleum Corporation
                      Computation of the Ratio of Earnings
            to Combined Fixed Charges and Preferred Stock Dividends


                                                       Year Ended December 31,                          Period Ended March 31,
                                ------------------------------------------------------------    ------------------------------------

                                                                                                                          Pro forma
                                                                                   Pro forma                              ----------

                                    1994            1995           1996             1996(1)         1996         1997       1997(1)
                                 ----------     -----------     -----------      -----------    ----------    ----------  ----------

Pre tax income (loss)            $  457,438     $(3,552,645)    $(1,774,549)     $(1,546,549)   $ (838,721)   $  (63,489) $   55,397

Add:
Interest Expense                  2,121,115       3,522,285       3,982,797        4,333,797       900,818     1,184,243   1,271,993


Amortization of Debt Costs          314,493         304,260         565,643          565,643        90,516       230,475     230,475

Rental Expense Factor (2)            26,316          48,212          48,158           48,158        12,040        12,753      12,753


  Earnings available for
    fixed charges
                                 $2,919,362     $   322,112     $ 2,822,049      $ 3,401,049    $  164,653    $1,363,982  $1,570,618
                                 ==========     ===========     ===========      ===========    ==========    ==========  ==========



Interest Expense                  2,121,115       3,522,285       3,982,797        4,333,797       900,818     1,184,243   1,271,993

Amortization of Debt Costs          314,493         304,260         565,643          565,643        90,516       230,475     230,475

Rental Expense Factor (2)            26,316          48,212          48,158           48,158        12,040        12,753      12,753

Preferred Stock Dividends (3)             -               -               -                -             -             -           -
                                 ----------     -----------     -----------      -----------    ----------    ----------  ----------
  Total Fixed Charges            $2,461,924     $ 3,874,757     $ 4,596,598      $ 4,947,598    $1,003,374    $1,427,471  $1,515,221
                                 ==========     ===========     ===========      ===========    ==========    ==========  ==========


  Ratio of earnings to
    fixed charges
                                       1.19X                                                                                   1.04X
                                 ==========                                                                               ==========

  Deficiency of earnings
    to cover fixed charges                      $ 3,552,645     $ 1,774,549      $ 1,546,549    $  838,721    $   63,489
                                                ===========     ===========      ===========    ==========    ==========


(1) The pro forma 1996 and 1997 columns reflect adjustments to pre tax income
    (loss) for the incremental revenue and expense that would have been reported had the acquisition of certain overriding royalty interests occurred on the last day of the period prior to the period presented. As adjusted for the issuance of the Notes and Equity Units, earnings would not have covered fixed charges by $8,816,000 and $1,484,000, respectively for the pro forma 1996 and 1997 periods.


(2) Portion of rent which is deemed to be representative of interest.

(3) There was no preferred stock outstanding during any of the historical periods presented.